Exhibit 99.1

                       Theragenics Corporation(R) Reports
               Second Quarter 2005 Consolidated Financial Results


    BUFORD, Ga.--(BUSINESS WIRE)--July 19, 2005--Theragenics Corporation(R) (NYSE: TGX), a provider of brachytherapy products that include TheraSeed(R), its premier palladium-103 prostate cancer treatment device, and wound closure products through its CP Medical product line, today announced financial results for the second quarter ended July 3, 2005. Revenues for the quarter were $11.4 million, which includes $2.1 million in revenues from our newly acquired subsidiary, CP Medical. Revenues, excluding CP Medical sales, were $9.3 million for the quarter, compared to $8.6 million in the same period last year, a 7.3% increase. This includes increases in both TheraSeed(R) and I-Seed products. For the half-year period, total revenues were $20.9 million, including CP Medical's sales. Excluding CP Medical sales, revenues in the six-month period were $18.8 million, compared to the prior year's $16.6 million, a 13.3% increase. Net loss computed in accordance with generally accepted accounting principles in the U.S. (GAAP) for the quarter was $1.0 million, or $0.03 per share, compared to a net loss of $0.9 million, or $0.03 per share in the second quarter of 2004. For the half-year period, the GAAP net loss was $1.5 million, or $0.05 per share, compared to a net loss of $1.9 million, or $0.06 per share, in the comparable 2004 period. GAAP results for the second quarter of 2005 reflect $1.1 million of expenses, or $0.7 million after income tax effect, related to the previously disclosed investigation conducted under the direction of the Board of Directors and the separation of two executives from the Company. On a non-GAAP basis, excluding these second quarter expenses, the net loss would have been $0.3 million, or $0.01 per share for the second quarter of 2005, and $0.8 million, or $0.03 per share for the first six months of 2005.
    Commenting on the quarter, Chief Executive Officer and President
M. Christine Jacobs stated, "We are pleased with the positive performance of both our core brachytherapy seed and wound closure businesses. Our brachytherapy seed revenues during the quarter showed improvement over the prior year, and we continue to be encouraged by the results from our direct sales force and our marketing campaigns. Although this quarter includes just eight weeks of results from CP Medical, we have experienced positive early results and believe that CP Medical has already begun to deliver on the promise of diversifying our product and revenue stream."
    Theragenics(R) will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the Company's name. This call also is being broadcast live over the Internet, and a recording will be available for one month on the Company's website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You also can access a phone replay of the call until Midnight, Tuesday, July 26, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 7608194.

    Theragenics Corporation(R) (NYSE: TGX) is a provider of brachytherapy and wound closure products. The Georgia-based medical device company manufacturers and markets its premier product, the palladium-103 TheraSeed(R) device (www.theraseed.com) and I-Seed, an iodine-125 device, which are used in the minimally invasive treatment of localized prostate cancer. Through its subsidiary, CP Medical (www.cpmedical.com), the Company also manufactures and distributes medical products for diverse markets including wound closure and cardiac pacing, as well as the general, dental, cosmetic and veterinary surgery markets. The Company is the world's largest producer of palladium-103. Theragenics continues to expand its legacy of delivering products that change lives for the better. For additional information, call the Company's Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

    This press release contains non-GAAP financial measures used by management in its analysis of the Company's operating performance. Management believes presentation of financial measures excluding the impact of the identified unusual items provides supplemental information that is helpful to an understanding of the operating results of Company's businesses and period-to-period comparisons of performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.
    This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding optimism for Theragenics' sales organization and its growth, statements regarding the contribution of CP Medical to Theragenics' sales, new sales and marketing initiatives, Theragenics' relationship with its distributors, institution of activities and plans that could benefit Theragenics' goals in its diversification efforts and anticipated positive results in general. Actual results may differ materially due to a variety of factors, including, among other things, risks and uncertainties related to new product and process development cycles, integration risks, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics(R) and its distributors, changes in product pricing by Theragenics or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for palladium-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings.
    All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.


   THERAGENICS CORPORATION(R) AND SUBSIDIARY CONSOLIDATED CONDENSED
                       STATEMENTS OF OPERATIONS
                              (UNAUDITED)
                 (In thousands except per share data)

                               Three Months Ended   Six Months Ended
                                7/03/05   7/04/04   7/03/05   7/04/04
                               ---------------------------------------
Total revenues                  $11,372    $8,646   $20,911   $16,598
Cost of sales                     6,244     3,467    11,038     6,864
                               ---------------------------------------
     Gross profit                 5,128     5,179     9,873     9,734

Operating expenses:
     Selling, general &
      administrative              5,913     4,470    10,414     8,541
     Research & development       1,143     2,308     2,550     4,587
                               ---------------------------------------
                                  7,056     6,778    12,964    13,128
                               ---------------------------------------
     Operating loss              (1,928)   (1,599)   (3,091)   (3,394)
                               ---------------------------------------
Other income, net                   292       257       622       431
                               ---------------------------------------
    Loss before income tax       (1,636)   (1,342)   (2,469)   (2,963)
                               ---------------------------------------
Income tax benefit                 (600)     (408)     (936)   (1,063)
                               ---------------------------------------
Net loss                        $(1,036)    $(934)  $(1,533)  $(1,900)
                               =======================================
Net loss per common share,
 Basic                           $(0.03)   $(0.03)   $(0.05)   $(0.06)
                               =======================================
Net loss per common share,
 Diluted                         $(0.03)   $(0.03)   $(0.05)   $(0.06)
                               =======================================

Weighted average
     Shares outstanding -
      Basic                      31,213    29,969    30,589    29,963
     Shares outstanding -
      Diluted                    31,213    29,969    30,589    29,963


                            Three Months Ended      Six Months Ended
KEY RATIOS                  07/03/05   07/03/04   07/03/05   07/03/04
                          --------------------------------------------
Gross Margin                    45.1%      59.9%      47.2%      58.6%
Operating Margin              (17.0)%    (18.5)%    (14.8)%    (20.4)%
Loss Before Tax Margin        (14.4)%    (15.5)%    (11.8)%    (17.9)%
Loss After Tax Margin          (9.1)%    (10.8)%     (7.3)%    (11.4)%
ROE                           ( 3.0)%    ( 2.7)%    ( 2.2)%    ( 2.7)%



 THERAGENICS CORPORATION(R) AND SUBSIDIARY CONSOLIDATED CONDENSED
                      BALANCE SHEETS (UNAUDITED)

(In thousands)
Assets                                      July 3, 2005 Dec. 31, 2004
                                           ---------------------------
     Cash, short-term investments
      & marketable securities                    $42,485      $62,261
     Trade accounts receivable                     8,186        5,787
     Inventories and other current assets         11,358        7,627
                                           ---------------------------
           Total current assets                   62,029       75,675
     Property, plant & equipment, net             67,267       70,215
     Goodwill                                     17,728        2,578
     Other intangible assets                       6,847          124
     Other long-term assets                           72           86
                                           ---------------------------
       Total assets                             $153,943     $148,678
                                           ===========================

Liabilities & Shareholders' Equity
     Accounts payable & accrued expenses          $4,086       $3,086
     Deferred income taxes                         6,187        6,920
     Other liabilities                               683          612
                                           ---------------------------
           Total liabilities                      10,956       10,618
     Shareholders' equity                        142,987      138,060
                                           ---------------------------
           Total liabilities &
            shareholders' equity                $153,943     $148,678
                                           ===========================


    CONTACT: Theragenics Corporation(R)
             Bruce W. Smith, 800-998-8479 or 770-271-0233
             or
             Investor Relations
             Lisa Rassel, 800-998-8479 or 770-271-0233
             www.theragenics.com